Exhibit 10.2

550 Reserve St, Suite 360

Southlake, Texas 76092

November 16, 2023

From:	Andrew Simpson, CEO
To:	John Q. Adams Snr
Re:	Conversion of $500,000 Amended and Restated Secured Promissory Note into Equity

Dear John:

This Note Conversion Letter Agreement (this “Agreement”), dated as of the first date written above, is entered into between Heart Test Laboratories, Inc., a Texas corporation (the “Company”), and You the undersigned holder (the “Noteholder”) of the Company’s 12% Amended and Restated Secured Promissory Note date September 29, 2023 (the “Notes”), to confirm the agreement between the Company and the Noteholder to convert such principal amount of the Noteholder’s Notes and accrued and unpaid interest due thereon, as of November 16, 2023 (as indicated on the signature page hereto) (collectively, the “Conversion Amount”), into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at the rate of $0.16 per share (the “Conversion Price”). As an example, a Noteholder holding the Note with the Conversion Amount of $100,000 would receive upon conversion of such Note 625,000 shares of Common Stock.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties mutually agree as follows:

1. Upon the execution of this Agreement, the Note owned by the Noteholder, and accrued and unpaid interest due thereon, shall be automatically converted into shares of Common Stock at the Conversion Price (the “Conversion Shares”), without any additional action by the Noteholder. As a result of the conversion pursuant to this Section 1(a), the Noteholder’s Note shall be deemed fully satisfied, null and void, and the Company shall no longer owe any amounts, sums or any other payments or consideration to the Noteholder in connection with the Note (other than the Conversion Shares). Promptly after the date hereof, the Company shall deliver to the Holder a certificate for his, her or its respective number of Conversion Shares duly authorized and executed by the Company.

2. As of the date hereof, with respect the Conversion Shares, the Noteholder reaffirms each of the representations and warranties made, if any, in the Note Purchase Agreement entered into between the Company and the Noteholder with respect to the Note, including, but not limited to, that the Noteholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3. This Agreement is made by the Company in reliance upon the Noteholder’s representations to the Company, which by the Noteholder’s execution of this Agreement, the Noteholder hereby confirms, that the Conversion Shares to be received by the Noteholder will be acquired for investment for the Noteholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Noteholder has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, the Noteholder further represents that the Noteholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Conversion Shares.

4. Each party represents and warrants to the other party that such first party has full power and authority to enter into this Agreement, and such agreement constitutes his valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited bylaws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5. The Noteholder understands that the Conversion Shares have not been registered under the Securities Act by reason of a specific exemption there from, which exemption depends upon, among other things, the bonafide nature of the Noteholder’s investment intent as expressed herein.

6. The Noteholder is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws rules or provisions. Each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of all state and federal courts sitting in the City of Dallas, State of Texas, the venue of the City of Dallas, State of Texas and all actions, disputes, claims and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in the City of Dallas, State of Texas.

8. The parties agree to take all such further action(s) as may reasonably be necessary to carry outland consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the Conversion Shares that are the subject of this Agreement.

9. This Agreement shall inure to the benefit of and shall be binding on and shall be enforceable by the parties and their respective, successors and permitted assigns.

10. This Agreement may be executed in one or more counterparts and by the parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

The parties agree for and on behalf of their respective party as of the first date written above.

NOTEHOLDER:

John Q. Adams Snr.
(name of Noteholder)

/s/ John Q. Adams Snr.
(signature)

Aggregate Notes Conversion Amount (together with interest) being converted as of
November 16, 2023:	$585,006.12

# of Conversion Shares:	3,656,288

EIN:
Address:

COMPANY:

Heart Test Laboratories, Inc.

By:	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	Chief Executive Officer

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